Exhibit (h)(12)

GUARANTEE ISSUED BY BANK OF AMERICA CORPORATION

WHEREAS, DWS Target Fund, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of its series, DWS LifeCompass Protect 2017 Fund (f/k/a DWS LifeCompass Protect Fund, the “Fund”), Deutsche Investment Management Americas Inc., a corporation organized under the laws of the State of Delaware (the “Adviser,” and together with the Fund, the “Guaranteed Parties,” each a “Guaranteed Party”), and Merrill Lynch Bank USA, an industrial bank organized under the laws of the State of Utah (“MLBUSA” or “Assignor”), are parties to a financial warranty agreement dated November 1, 2007 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Financial Warranty Agreement”); and

WHEREAS, MLBUSA has issued a financial warranty to the Fund pursuant to the Financial Warranty Agreement; and

WHEREAS, Bank of America Corporation (the “Guarantor”), is the indirect owner of all of the outstanding capital stock of Main Place Funding, LLC, a limited liability company organized under the laws of the State of Delaware (“MPF”), and, as such, expects to derive both direct and indirect economic benefit from the Financial Warranty Agreement and the issuance of the Financial Warranty (defined below); and

WHEREAS, MLBUSA has divested, assigned and conveyed all of its rights, interests and obligations under the Financial Warranty Agreement to MPF, and MPF has acquired and assumed all such rights, interests and obligations of MLBUSA under the Financial Warranty Agreement (the “Assignment”) including, without limitation, the obligation to issue a Financial Warranty pursuant to the Assignment, Consent and Amendment Agreement dated as of the date hereof (the “Assignment Agreement”); and

WHEREAS, MPF has issued a new financial warranty to the Fund pursuant to the Financial Warranty Agreement and the Assignment Agreement (the “Financial Warranty”); and

WHEREAS, in order to induce the Trust, on behalf of the Fund, and the Adviser to consent to the Assignment pursuant to the terms and provisions of the Assignment Agreement, Guarantor hereby issues this Guarantee of the payment and performance by MPF of its obligations under the Financial Warranty Agreement on the terms and conditions set forth below.

NOW THEREFORE, for and in consideration of the foregoing and of any accommodations heretofore, now or hereafter made to or for the benefit of MPF pursuant to the Financial Warranty Agreement or any other Transaction Document executed pursuant to or in connection therewith or herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

GUARANTEE

Guarantor hereby issues this Guarantee dated as of June 30, 2009 (the “Guarantee”) in favor of the Guaranteed Parties.

The Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Parties the full and prompt payment and performance when due, and at all times thereafter, of all obligations of MPF to the Guaranteed Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due arising out of, under or in connection with the Financial Warranty Agreement and the Financial Warranty (including interest accruing on and after the commencement of any bankruptcy, reorganization, receivership or similar proceeding with respect to MPF whether or not post filing interest is allowed in such proceeding). Upon failure of MPF punctually to fulfill any such obligation, and upon written demand by either Guaranteed Party to the Guarantor, the Guarantor agrees to fulfill, or cause to be fulfilled, to the extent such obligation is not performed or paid, the performance or payment, as applicable, of such obligation. This Guarantee is a guaranty of payment and performance and not merely of collection. Any delay by the Guaranteed Parties in giving any such demand shall in no event affect the Guarantor’s obligations under this Guarantee. No delay on the part of either Guaranteed Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by either Guaranteed Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guarantee be binding upon any Guaranteed Party except as expressly set forth in a writing duly signed and delivered on behalf of such Guaranteed Party. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed them by law or by another agreement that references the Financial Warranty Agreement or the Financial Warranty shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

The Guarantor hereby agrees that its obligations hereunder shall be continuing and unconditional and will not be discharged except by full and complete satisfaction and indefeasible payment of all present and future obligations of MPF to the Guaranteed Parties arising out of, under or in connection with the Financial Warranty Agreement and the Financial Warranty, irrespective of any claim as to the validity, regularity or enforceability of the Financial Warranty Agreement or the Financial Warranty, or the lack of authority of MPF to undertake obligations under the Financial Warranty Agreement or the Financial Warranty; or any change in or amendment to the Financial Warranty Agreement (that does not have the effect of discharging MPF’s obligations thereunder); or any waiver or consent by the Guaranteed Parties with respect to any provisions thereof; or the absence of any action to enforce the terms of the Financial Warranty Agreement or the Financial Warranty, or the recovery of any judgment against MPF or of any action to enforce a judgment against MPF under the terms of the Financial Warranty Agreement and the Financial Warranty or any other circumstance relating to the Guarantor’s obligations hereunder that might otherwise constitute a legal or equitable discharge or defense of this Guarantee, if any.

The Guarantor hereby waives diligence, presentment, demand on MPF for delivery or otherwise, filing of claims, requirement of a prior proceeding against MPF and protest or notice. If at any time any delivery or payment by MPF under the Financial Warranty Agreement is rescinded or must be otherwise restored or returned by the Guaranteed Parties upon the insolvency, bankruptcy or reorganization of Guarantor or MPF or otherwise, the Guarantor’s obligations hereunder with respect to such delivery or payment shall immediately be reinstated upon such restoration or return being made by the Guaranteed Parties and without any further action on the part of the Guaranteed Parties.

The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of the Guaranteed Parties’ counsel) in any way reasonably relating to the enforcement or protection of the rights of the Guaranteed Parties hereunder; provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Parties if no delivery or payment under this Guarantee is due.

The Guarantor represents to the Guaranteed Parties as of the date hereof that:

1.         It is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform its obligations hereunder.

2.         Its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws, as amended, or any law, regulation or contractual restriction binding on it or its assets in a manner that would have a material adverse effect on the ability of the Guarantor to perform its obligations hereunder.

3.         All consents, licenses, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with, except for such consents, licenses, authorizations, approvals, clearances, notifications, reports, registrations and conditions, the failure of which to obtain, make or satisfy would not have a material adverse effect on the ability of the Guarantor to perform its obligations hereunder. No other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance, which, if not obtained would have a material adverse effect on the ability of the Guarantor to perform its obligations hereunder.

4.         This Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equity principles.

5.         The long-term unsecured credit rating of (a) Bank of America, N.A. (“BANA”), MPF’s parent company, is “Aa3” from Moody’s Investors Service, Inc. and “A+” from both Fitch Ratings, a division of Fitch, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.; and (b) the Guarantor is “A2” from Moody’s Investors Service, Inc., “A+” from Fitch Ratings, a division of Fitch, Inc. and “A” from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

6.         Each of BANA, MPF’s parent company, and the Guarantor is “well capitalized” within the meaning of the capital maintenance regulations of the Office of the Comptroller of the Currency, 12 C.F.R. Part 6, and of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225, respectively.

By accepting this Guarantee, each Guaranteed Party agrees that the Guarantor shall be subrogated to all rights of such Guaranteed Party against MPF in respect of any delivery or payment made by the Guarantor pursuant to this Guarantee; provided, however, that the Guarantor shall not exercise or be entitled to receive any payments arising out of, or based upon such right of subrogation until all obligations under the Financial Warranty Agreement and the Financial Warranty shall have been paid in full to the applicable Guaranteed Party.

All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

Bank of America Corporation

c/o Bank of America, N.A. Equity Derivatives

One Bryant Park

New York, New York 10036

Attention: Equity Derivatives - Legal

Facsimile: 704-208-2869

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Parties in a written notice delivered to the Guaranteed Parties in accordance with the Financial Warranty Agreement.

The recitals above are hereby made as part of this Guarantee.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Financial Warranty Agreement.

BANK OF AMERICA CORPORATION

By: /s/ B. Kenneth Burton, Jr._

Name: B. Kenneth Burton, Jr.
Title: Senior Vice President